EXHIBIT F-2


                   [ON LETTERHEAD OF WALTER WOELFLE, ESQUIRE]

                                             March 13, 2001

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

          RE: ALLIANT ENERGY CORPORATION, ET AL. - POST-EFFECTIVE AMENDMENT NO. 3 TO FORM U-1 APPLICATION/DECLARATION (FILE NO. 70-9735)

Ladies and Gentlemen:

     I refer to the Post-Effective Amendment No. 3 to the Form U-1 Application/Declaration, File No. 70-9735 (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed jointly with the Securities and Exchange Commission (the "Commission") by Alliant Energy Corporation ("Alliant Energy") and its wholly-owned utility subsidiaries, Wisconsin Power and Light Company ("WPL") and South Beloit Water, Gas & Electric Company ("South Beloit"), and its subsidiaries, American Transmission Company LLC (the "Transco") and ATC Management Inc. (the "Corporate Manager") (collectively, the "Applicants"). I have acted as counsel for the Corporate Manager and the Transco in connection with the Application. In the Application, the Applicants request authority for Transco to use the proceeds from the issuance of the securities authorized in Holding Company Act Release No. 27331 (December 29, 2000) to redeem Member Units from certain Members as described in
Section 3.10 of the Operating Agreement of American Transmission Company LLC.1

     In connection with this opinion, I have examined original, certified or conformed copies of all such corporate records, agreements, instruments and documents of the Transco and the Corporate Manager, certificates of public officials and officers of the Corporate Manager and the Transco, and have made such other investigations as I have deemed necessary or appropriate for the purpose of rendering this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as conformed copies.

     I am of the opinion that, upon the issuance of your order or orders in this proceeding granting or permitting the Application to become effective with respect to such proposed transactions, and in the event that the proposed transactions are consummated in accordance with said Application and your order or orders in respect thereto:


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1    Member Units and Members have the same meaning as in the Operating
     Agreement of American Transmission Company LLC.


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     (a)  all state laws applicable to the proposed transactions, insofar as they relate to Transco and Corporate Manager, will have been complied with;

     (b) (i) Transco and Corporate Manager are each validly organized and duly existing, and (ii) the membership interests of the Transco will be validly redeemed;

     (c) the consummation of the proposed transactions will not violate the legal rights of the holders or any securities issued by the Transco, the Corporate Manager or any associate company thereof.

     I am an attorney licensed to practice in the State of Wisconsin and have acted as counsel to the Transco and the Corporate Manager in connection with the proposed transactions. I express no opinion with respect to the laws of any other State or jurisdiction.

     I hereby consent to the use of this opinion in connection with the Application.

                                             Sincerely,

                                             /s/ Walter T. Woelfle

                                             Walter T. Woelfle


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